ALVAREZ & MARSAL. INC.
                 885 Third Avenue - Suite 1700
                 New York, New York 10022-4802
                 -----------------------------
                        (212) 230-3304
                      Fax (212) 230-3307



11100 Santa Monica Blvd.            201 East Kennedy Blvd.
     Suite 1990                             Suite 1400
Los Angeles, CA 90025                   Tampa, FL 33602
---------------------                   ---------------
   (310) 444-0946                       (813) 222-8912
Fax (310) 444-0956                     Fax (813) 222-8913




October 8, 1996



Board of Directors
Fruehauf Trailer Corporation
111 Monument Circle - Suite 3200
Indianapolis, IN   46204

Dear Sirs:

The purpose of this letter is to set forth the terms of the agreement between Alvarez & Marsal, Inc. ("A&M") and Fruehauf Trailer Corporation (the "Company") and to provide an understanding of the scope of services to be provided by A&M to the Company.


    1.   Description of Services

         A&M will act as crisis managers and will provide the services of Thomas E. Ireland, a Managing
         Director of A&M, as Chief Executive Officer of the Company. A&M will report to the Board of Directors regarding the performance of its obligations under this agreement. A&M will have all the rights, powers and duties customarily accorded to the Chief Executive Officer including those set forth in the Company's bylaws. In addition, due to the Chapter 11 filing, A&M shall have responsibility for the following:

          (a)  Assisting the Company in assessing its
               liquidity situation, forecasting its
               liquidity needs and providing for those
               needs.

          (b)  Assisting the Company in developing a
               business plan as required under the DIP
               Credit Agreement which will identify core and non-core operations, project the operating cash performance of those operations and set out projected administrative capital expenditure requirements and sale of assets.

Page Two
October 8, 1996



          (c) Assisting the Company in identifying and exploring alternatives to a stand-alone plan.

          (d) Assisting the Company in formulating and negotiating a plan of reorganization with its creditors and other constituents.

          (e)  Assisting the Company in managing the
               Chapter 11 process, in particular by
               directing in all respects the work of all legal and financial professionals representing the Company.


     (2)  Compensation

          As compensation for services rendered and to be rendered hereunder, Fruehauf agrees, subject to Paragraph 3 below and to Bankruptcy Court approval, to pay A&M non-refundable fees as follows:

          (a)  For the first three months of this
               engagement, A&M shall be paid monthly at a rate of $125,000 per month.

          (b)  Thereafter A&M shall be paid monthly at
               a rate of $100,000 for each additional
               month of this engagement.

          (c) A&M shall request payment of an additional fee upon the successful completion of this engagement. For purposes of this letter, the criteria for successful completion shall be negotiated and the amount of such fee shall be agreed upon within ninety days of the date hereof, but in no event shall A&M request a fee less than $750,000, provided that such a fee shall be subject to Court approval after notice and hearing.

          (d)  In addition, A&M shall be reimbursed on
               a monthly basis for its actual and
               necessary out-of-pocket expenses.

          (e)  Immediately upon Court approval of this
               agreement the Company will pay A&M a
               retainer of $125,000 to be credited
               against A&M's final bill.

Page Three
October 8, 1996



     3.   Term

          The term of this engagement shall commence
          October 7, 1996, and may be terminated by either party at any time, without cause, by giving ten days' written notice to the other party.
          However, if Fruehauf terminates A&M, Fruehauf shall promptly pay any unpaid fees or expenses due under Paragraph 2 hereof.


     4.   Indemnification

          The attached Indemnification Agreement contains
          A&M's standard terms.



                                 Alvarez & Marsal, Inc.

                                 By: /s/ Thomas E. Ireland
                                    ----------------------
                                     Thomas E. Ireland


     Accepted and Agreed:

     Fruehauf Trailer Corporation


     By: /s/ Derek L. Nagle
        --------------------
         President